OPINION OF COUNSEL

Re: Rule  24f-2 Notice for The  Travelers  Timed Growthand
Income Stock Account for Variable Annuities; File No. 33-
13052

	With  regard to the Rule 24f-2 Notice filed by The
Travelers Timed Growth and Income  Stock Account for
Variable Annuities covering individual and group variable annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Insurance Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the State of Connecticut.

	2.The Travelers Timed Growth and Income Stock Account for Variable Annuities is a duly authorized and validly existing separate account established pursuant to Section 38a-433 of the Connecticut General Statutes.

	3.The variable annuity contracts issued are valid, legal and binding obligations of The Travelers
	Insurance Company; the securities are legally issued, fully paid and nonassessable.

	4.Assets  of  The  Travelers Timed Growth and  Income
	Stock  Account   for Variable Annuities  are  not
	chargeable with  liabilities arising  out  of   any
	other   business  which The Travelers Insurance Company
	may conduct.

/s/ Kathleen A. McGah
-------------------------------
Counsel and Secretary
The Travelers Insurance Company

Dated: February 27, 1997